The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Pricing Supplement dated June 1, 2007

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 302 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated June , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Auto-Callable Notes due June , 2017
Based on the Values of the NASDAQ-100 Index® and the Nikkei 225 Index

Unlike ordinary debt securities, the Auto-Callable Notes, which we refer to as the notes, do not pay regular interest and instead pay a contingent quarterly coupon on each interest payment date only if the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index are above the respective barrier levels (as defined below) on the corresponding observation date (as defined below). The notes will be automatically redeemed if the index closing values of both of the underlying indices on any observation date are at or above their respective threshold levels (as defined below). Upon automatic redemption, you will receive the stated principal amount of the notes plus the interest for the applicable interest period. At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount of the notes you hold.

•	The stated principal amount of each note is $1,000.
•	We will not pay guaranteed interest on the notes but will instead pay a contingent quarterly coupon on the notes depending on the index closing values of both of the underlying indices on each observation date.
•	If, on any observation date, the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index are higher than 95% of their respective initial index values, which we refer to as the barrier levels, we will pay a coupon of 13.40% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the notes on the corresponding interest payment date for the applicable interest period.
•	If, on any observation date, the index closing value of either the NASDAQ-100 Index or the Nikkei 225 Index is lower than or equal to its barrier level, we will pay no coupon for the applicable interest period.
•	If, on any observation date, the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index are equal to or higher than 115% of their respective barrier levels, which we refer to as the threshold levels, we will redeem the notes for the stated principal amount plus the interest on the notes for the applicable interest period.
	º	The initial index value of the NASDAQ-100 Index is , the index closing value of the NASDAQ-100 Index on the pricing date. The initial index value of the Nikkei 225 Index is , the index closing value of the Nikkei 225 Index on the first index business day immediately following the pricing date on which no market disruption event occurs.
	º	The observation dates are of each of March, June, September and December of each year, commencing September , 2007 and ending on June , 2017.
	º	Each interest payment date will be the fifth business day following the related observation date, commencing September , 2007.
	º	Each interest period will be the quarterly period from and including the original issue date (in the case of the first interest period) or the previous interest payment date, as applicable, to but excluding the following interest payment date.
•	At maturity, if the notes have not previously been redeemed, you will receive the stated principal amount of the notes that you hold.
•	Investing in the notes is not equivalent to investing in the NASDAQ-100 Index and the Nikkei 225 Index or their component stocks.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 61747YBX2.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

$1,000 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Company

Per note	$1,000	$	$
Total	$	$	$

(1) For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Plan of Distribution.” No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Auto-Callable Notes we are offering to you, which we refer to as the notes, in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of both the NASDAQ-100 Index and the Nikkei 225 Index. Investors in the notes must be willing to accept the risk of no return on the investment in exchange for the opportunity to receive the specified returns that are higher than market floating rates if the values of both underlying indices on any observation date are above their respective barrier levels.

     The “NASDAQ®,” “NASDAQ-100®”, “Nasdaq Global MarketSM” and “NASDAQ-100 Index®” are trade or service marks of The Nasdaq Stock Market, Inc. and have been licensed for use by Morgan Stanley. All rights to the Nikkei 225 Index are owned by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei, and we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the notes as of the issue date of the notes.

Each Auto-Callable Note costs $1,000

We, Morgan Stanley, are offering Auto-Callable Notes due June    , 2017 Based on the Values of the NASDAQ-100 Index and the Nikkei 225 Index, which we refer to as the notes. The stated principal amount of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

No guaranteed payment of interest

Unlike ordinary debt securities, the notes do not pay guaranteed interest and instead pay a contingent quarterly coupon depending on the index closing values of the underlying indices on each observation date. If, on any observation date, the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index are higher than the respective barrier levels, we will pay a coupon of 13.40% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the applicable interest payment date for the applicable interest period. If, on the other hand, the index closing value of either the NASDAQ-100 Index or the Nikkei 225 Index is lower than or equal to its barrier level on any observation date, we will pay no coupon for the applicable interest period.

The observation dates are       of each of March, June, September and December of each year, commencing September    , 2007 and ending on June    , 2017, subject to postponement in the event of a non-index business day or certain market disruption events.

Each interest payment date will be the fifth business day following the related observation date commencing September    , 2007.

Each interest period will be the quarterly period from and including the original issue date (in the case of the first interest period) or the previous scheduled interest payment date, as applicable, to but excluding the following scheduled interest payment date, with no adjustment for any postponement thereof.

The initial index value of the NASDAQ-100 Index is           , which is the index closing value of the NASDAQ-100 Index on the pricing date, and the initial index value of the Nikkei 225 Index is           , which is the index closing value of the Nikkei 225 Index on the first index business day immediately following the pricing date on which no market disruption event occurs.

The barrier levels for the NASDAQ-100 Index and the Nikkei 225 Index are           and           , respectively, or 95% of their respective initial index values.

The notes will be automatically redeemed if both the NASDAQ-100 Index and the Nikkei 225 Index are equal to or higher than their respective threshold levels on any observation date

If the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index on any observation date are equal to or higher than their respective threshold levels, the notes will be automatically redeemed for an early redemption payment on the 10th business day following the applicable observation date. The early redemption payment will be an amount of cash equal to the stated principal amount of the notes plus the interest for the applicable interest period.

The threshold levels for the NASDAQ-100 Index and the Nikkei 225 Index are         and           , respectively, or 115% of their respective barrier levels.

Full payment of principal at maturity	At maturity, if the notes have not previously been automatically redeemed, you will receive the stated principal amount of the notes that you hold.

The term of the notes may be limited by the automatic early redemption feature

The term of the notes, and thus your opportunity to earn a 13.40% per annum coupon if both underlying indices are above their respective barrier levels on any observation date, may be limited by the early redemption feature of the notes. The notes will be subject to automatic redemption if the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index on any observation date are equal to or higher than their respective threshold levels. This means that the early redemption feature may limit the term of your investment to as short as three months.

Beginning on PS-6, we have provided examples titled “Hypothetical Payouts on the Notes,” which explain in more detail the possible payouts on the notes assuming a variety of hypothetical index closing values on a given observation date. The table does not show every situation that can occur.

You can review the historical values of the NASDAQ-100 Index and the Nikkei 225 Index in the section of this pricing supplement called “Description of Notes— Historical Information.” The payment of dividends on the stocks that underlie the NASDAQ-100 Index and the Nikkei 225 Index is not reflected in the levels of the NASDAQ-100 Index and the Nikkei 225 Index and, therefore, has no effect on the payout on the notes.

If a market disruption event occurs with respect to the NASDAQ-100 Index or the Nikkei 225 Index on any observation date or if a scheduled observation date is not an index business day with respect to the NASDAQ-100 Index or the Nikkei 225 Index, the applicable index closing value for the disrupted index on such observation date will be determined on the next index business day with respect to such index on which no market disruption event occurs with respect to such index. The determination will be made in accordance with “Description of Notes—Observation Dates,” which subjects the observation dates to postponement for up to five index business days, and, consequently, related interest payment dates or the maturity date of the notes may be postponed in accordance with “Description of Notes—Interest Payment Date” and “Description of Notes—Maturity Date,” respectively.

Investing in the notes is not equivalent to investing in the NASDAQ-100 Index and the Nikkei 225 Index or the component stocks of such indices.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes. As calculation agent, MS & Co. will determine the payment that you will receive on each interest payment date, upon early redemption or at maturity.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and the accompanying prospectus dated January 25, 2006. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes— Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and the section of the prospectus called “Description of Debt Securities— Fixed Rate Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.” You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked notes such as the notes may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     The following examples illustrate possible payouts on the notes assuming a range of hypothetical index closing values of the NASDAQ-100 Index and the Nikkei 225 Index on a given quarterly observation date.

These examples are based on the following terms:

•	Stated principal amount (per note): $1,000
•	Interest rate: 13.40% per annum (computed on the basis of a year of 360 days and twelve 30-day months)

NASDAQ-100 Index
	•	Hypothetical initial index value: 1,900
	•	Hypothetical barrier level: 1,805, which is 95% of the initial index value
	•	Hypothetical threshold level: 2,075.75, which is 115% of the barrier level

Nikkei 225 Index
	•	Hypothetical initial index value: 17,400
	•	Hypothetical barrier level: 16,530, which is 95% of the initial index value
	•	Hypothetical threshold level: 19,009.50, which is 115% of the barrier level

	Example 1	Example 2	Example 3	Example 4	Example 5
Hypothetical index closing value of the NASDAQ-100 Index:	1,850	1,950	1,780	2,100	2,130
Hypothetical index closing value of the Nikkei 225 Index:	17,500	16,300	16,300	17,000	19,400
Interest amount:	$33.50	$0	$0	$33.50	$33.50
Automatically callable:	No	No	No	No	Yes
Early redemption payment:	N/A	N/A	N/A	N/A	$1,033.50, including accrued interest

•	In example 1, the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index are above their respective barrier levels; therefore, a 13.40% per annum coupon for the corresponding quarterly interest period ($33.50) is paid for each note. The notes are not automatically redeemed as both underlying indices are below their respective threshold levels.

•	In example 2, the index closing value of the NASDAQ-100 Index is above its barrier level, but the index closing value of the Nikkei 225 Index is below its barrier level; therefore, no interest is paid for the corresponding quarterly interest period. The notes are not automatically redeemed as both underlying indices are below their respective threshold levels.

•	In example 3, the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index are below their respective barrier levels; therefore, no interest is paid for the corresponding quarterly interest period. The notes are not automatically redeemed as both underlying indices are below their respective threshold levels.

•	In example 4, the index closing value of the NASDAQ-100 Index is above its threshold level, but the index closing value of the Nikkei 225 Index is above its barrier level but below its threshold level; therefore, a 13.40% per annum coupon for the corresponding quarterly interest period ($33.50) is paid for each note. The notes are not automatically redeemed as the index closing value of only one of the two underlying indices is above its threshold level.

•	In example 5, the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index are above their respective threshold levels; therefore, the notes are automatically redeemed for an early redemption payment which is an amount equal to the stated principal amount ($1,000) plus a 13.40% per annum coupon payment for the corresponding quarterly interest period ($33.50). Because of the automatic redemption feature, the life of the notes may be as short as three months.

RISK FACTORS

     The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay guaranteed interest. Investing in the notes is not equivalent to investing directly in the NASDAQ-100 Index and the Nikkei 225 Index or their component stocks. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay guaranteed interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay you guaranteed interest on the notes. Instead, we will pay a contingent quarterly coupon depending on the index closing values of the underlying indices on each observation date. Only if the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index are higher than the respective barrier levels on the observation date for any interest period, will we pay a coupon of 13.40% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the applicable interest payment date. If, on the other hand, the index closing value of either the NASDAQ-100 Index or the Nikkei 225 Index is lower than or equal to its barrier level on the observation date for any interest period, we will pay no coupon on the applicable interest payment date.

The notes are subject to early redemption

The term of the notes, and thus your opportunity to earn a 13.40% per annum coupon if both underlying indices are above their respective barrier levels on any observation date, may be limited by the early redemption feature of the notes. The notes will be subject to automatic redemption if the index closing values of both the NASDAQ-100 Index and the Nikkei 225 Index on any observation date are equal to or higher than their respective threshold levels. Threshold levels are 115% of the respective barrier levels, which means that they are 109.25% of the respective initial index values. Because of this early redemption feature, the term of your investment in the notes may be limited to as short as three months.

Secondary trading may be limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes. Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

Market price of the notes may be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the values of the NASDAQ-100 Index and the Nikkei 225 Index on any index business day will affect the value of the notes more than any other single factor. However, because the payout on the notes is not directly correlated to the values of the NASDAQ-100 Index and the Nikkei 225 Index, the notes will trade differently from the NASDAQ-100 Index and the Nikkei 225 Index. Other factors that may influence the value of the notes include:

•	the volatility (frequency and magnitude of changes in value) of the NASDAQ-100 Index and the Nikkei 225 Index;

•	the level of correlation between the value of the NASDAQ-100 Index and the value of the Nikkei 225 Index;

•	the dividend rate on the stocks underlying the NASDAQ-100 Index and the Nikkei 225 Index;

	•	whether the index value of the NASDAQ-100 Index or the Nikkei 225 Index has been at or below the respective barrier levels on any observation date;

	•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the stocks underlying the NASDAQ-100 Index and the Nikkei 225 Index or stock markets generally and which may affect the value of the NASDAQ-100 Index or the value of the Nikkei 225 Index;

	•	interest and yield rates in the market;

	•	the time remaining until the notes mature; and

	•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial loss if on that date either the value of the NASDAQ-100 Index or the value of the Nikkei 225 Index is at or below the relevant barrier level.

You cannot predict the future performance of the NASDAQ-100 Index or the Nikkei 225 Index based on their historical performance. The value of the NASDAQ-100 Index or the Nikkei 225 Index may decrease and be at or below the respective barrier levels on each observation date so that you will receive no return on your investment. There can be no assurance that the values of both the NASDAQ-100 Index and the Nikkei 225 Index will be higher than the respective barrier levels on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices	Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the NASDAQ-100 Index or the Nikkei 225 Index could adversely affect the value of the notes

The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq, is responsible for calculating and maintaining the NASDAQ-100 Index. The Nasdaq can add, delete or substitute the stocks underlying the NASDAQ-100 Index or make other methodological changes that could change the value of the NASDAQ-100 Index. The Nasdaq may discontinue or suspend calculation or dissemination of the NASDAQ-100 Index. Any of these actions could adversely affect the value of the notes.

Nikkei is responsible for calculating and maintaining the Nikkei 225 Index. Nikkei can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the value of the Nikkei 225 Index. Nikkei may discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the notes.

The Nasdaq or Nikkei may discontinue or suspend calculation or publication of the NASDAQ-100 Index or the Nikkei 225 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on any observation date, the payout on the notes on the applicable interest payment date will be an amount based on the closing prices of the stocks underlying the NASDAQ-100 Index or the Nikkei 225 Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the NASDAQ- 100 Index or the Nikkei 225 Index last in effect prior to such discontinuance.

There are additional risks associated with an investment in the notes because the notes are linked to two stock indices

The risk associated with an investment in Auto-Callable Notes based on the values of two stock indices is significantly greater than the risk of a hypothetical investment in Auto-Callable Notes based on only one of the underlying stock indices. Investors in the notes will receive interest payment on the notes only if both the NASDAQ- 100 Index and the Nikkei 225 Index exceed their respective barrier levels on any observation date. If either underlying index is at or below its barrier level, investors will not benefit from the fact that the value of the other underlying index is higher than its barrier level. Because the notes are linked to both underlying indices, the notes will not be automatically called and may pay zero interest over the term of the investment if only one of the underlying indices exceeds the relevant barrier level on each observation date.

You have no shareholder rights

Investing in the notes is not equivalent to investing in the NASDAQ-100 Index and the Nikkei 225 Index or their component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the NASDAQ-100 Index and the Nikkei 225 Index.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. will calculate the payment we will pay to you on each interest payment date, upon early redemption or at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the NASDAQ-100 Index or the Nikkei 225 Index, may affect the payout to you on each interest payment date, upon early redemption or at maturity. See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the NASDAQ-100 Index or the Nikkei 225 Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the values of the NASDAQ-100 Index and the Nikkei 225 Index

MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the NASDAQ-100 Index and the Nikkei 225 Index or their component stocks), including trading in the stocks underlying the NASDAQ-100 Index and the Nikkei 225 Index as well as in other instruments related to the two indices. MS & Co. and some of our other subsidiaries also trade the stocks underlying the NASDAQ-100 Index and the Nikkei 225 Index and other financial instruments related to the two indices on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the first index business day immediately following the pricing date could affect the values of the NASDAQ-100 Index and the Nikkei 225 Index and, as a result, could increase the level at which the NASDAQ-100 Index and the Nikkei 225 Index must close on each observation date before you receive a coupon payment on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the values of the NASDAQ-100 Index and the Nikkei 225 Index on the observation dates and, accordingly, whether we redeem the notes early or whether we pay a quarterly coupon on the notes.

There are risks associated with investments in securities linked to the value of foreign equity securities

The stocks included in the Nikkei 225 Index have been issued by companies in Japan. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Tax treatment

Although the U.S. federal income tax treatment of an investment in the notes is uncertain, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes.

We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Please read the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the notes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. In particular, if the notes were treated as debt instruments subject to the rules governing “contingent payment debt instruments,” U.S. Holders would be required to accrue original issue discount on the notes every year based on a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the notes as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “note” refers to each $1,000 stated principal amount of our Auto-Callable Notes due June   , 2017. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	June , 2007

Original Issue Date (Settlement Date)	June , 2007

Maturity Date	June , 2017, subject to extension in the event of a Market Disruption Event on the final Observation Date.

If, due to a Market Disruption Event or otherwise, the final Observation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Observation Date as postponed. See “— Observation Dates” below.

Interest Rate

13.40% per annum on any Interest Payment Date (computed on the basis of a year of 360 days and twelve 30-day months) only if the Index Closing Values of both the NASDAQ-100 Index and the Nikkei 225 Index are higher than their respective Barrier Levels on the applicable Observation Date.

Interest Payment Date	The fifth Business Day following the related Observation Date,commencing September , 2007; provided that upon an Early Redemption, interest for the applicable Interest Period will be paid as part of the Early Redemption Payment on the Early Redemption Date.

If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Interest Payment Date, the Interest Payment Date will be the second scheduled Trading Day following that Observation Date as postponed. See “—Observation Dates” below.

Interest Period

The quarterly period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Interest Payment Date, as applicable, to but excluding the following scheduled Interest Payment Date, with no adjustment for any postponement thereof.

Specified Currency Stated Principal Amount Original Issue Price CUSIP Number Denominations	U.S. dollars $1,000 per note $1,000 per note. 61747YBX2 $1,000 and integral multiples thereof

Early Redemption

If the Index Closing Values of both the NASDAQ-100 Index and the Nikkei 225 Index on any Observation Date are equal to or higher than their respective Threshold Levels, we will redeem all of the notes on the tenth Business Day following such Observation Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

Early Redemption Payment	The Early Redemption Payment will equal the Stated Principal Amount of the notes plus the interest on the notes for the applicable Interest Period.

Payment at Maturity

Unless the notes have been previously automatically redeemed, you will receive the Stated Principal Amount of the notes that you hold.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to the $1,000 stated principal amount of each note on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the notes to the Trustee for delivery to DTC, as holder of the notes, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Observation Dates

           of each of March, June, September and December of each year commencing September     , 2007 and ending on June   , 2017, or if any such day is not an Index Business Day or if there is a Market Disruption Event on such day, in each case, with respect to the NASDAQ-100 Index or the Nikkei 225 Index, the relevant Observation Date with respect to such index shall be the next succeeding Index Business Day with respect to such index on which there is no Market Disruption Event with respect to such index; provided that if a Market Disruption Event with respect to such index has occurred on each of the five Index Business Days with respect to such index immediately succeeding any of the scheduled Observation Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Observation Date for such disrupted index, notwithstanding the occurrence of a Market Disruption Event with respect to such index on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs with respect to such index, the Calculation Agent will determine the value of the disrupted index on such fifth Index Business Day in accordance with the formula for and method of calculating the disrupted index last in effect prior to the commencement of the Market Disruption Event with respect to such index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the disrupted index.

Barrier Levels	With respect to the NASDAQ-100 Index, , which is 95% of the Initial Index Value of the NASDAQ-100 Index.

With respect to the Nikkei 225 Index, , which is 95% of the Initial Index Value of the Nikkei 225 Index.

Threshold Levels	With respect to the NASDAQ-100 Index, , which is 115% of the Barrier Level of the NASDAQ-100 Index.

With respect to the Nikkei 225 Index, , which is 115% of the Barrier Level of the Nikkei 225 Index.

Initial Index Values

With respect to the NASDAQ-100 Index,      , which is the Index Closing Value of the NASDAQ-100 Index on the Pricing Date, as determined by the Calculation Agent.

With respect to the Nikkei 225 Index,       , which is the Index Closing Value of the Nikkei 225 Index on the first Index Business Day immediately following the Pricing Date on which no Market Disruption Event occurs, as determined by the Calculation Agent.

Index Closing Value

The Index Closing Value of the NASDAQ-100 Index or the Nikkei 225 Index on any Index Business Day will equal the official closing value of the NASDAQ-100 Index or the Nikkei 225 Index, respectively, or in each case, any Successor Index (as defined under “—Discontinuance of the NASDAQ-100 Index or the Nikkei 225 Index; Alteration of Method of Calculation” below), published on the Bloomberg page “NDX” or “NKY,” respectively, or any respective successor page, or in each case, the Bloomberg page or successor page for any Successor Index, following the regular official weekday close of trading for each index on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the NASDAQ-100 Index and the Nikkei 225 Index described under “—Discontinuance of the NASDAQ-100 Index or the Nikkei 225 Index; Alteration of Method of Calculation.”

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day

With respect to the NASDAQ-100 Index or the Nikkei 225 Index, as applicable, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such underlying index, other than a day on which trading on such Relevant Exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange	With respect to the NASDAQ-100 Index or the Nikkei 225 Index, as applicable, the primary exchange(s) or market(s) of trading for (i) any security then included in such underlying index, or any

Successor Index, and (ii) any futures or options contracts related to such underlying index or to any security then included in such underlying index.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on New York Stock Exchange LLC (“NYSE”), American Stock Exchange LLC, The NASDAQ Stock Market LLC, Chicago Mercantile Exchange Inc. and Chicago Board Options Exchange, Incorporated and in the over-the- counter market for equity securities in the United States.

Book Entry Note or Certificated Note

Book Entry. The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent Calculation Agent

Morgan Stanley & Co. Incorporated (“MS & Co.”)

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All calculations related to determination of the amount of cash payable per note will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of notes will be rounded to the nearest cent, with one-half cent rounded upward.

In addition to other calculations and determinations which the Calculation Agent will make in accordance with the terms of the notes, the Calculation Agent will make all calculations and determinations required to be made, whether explicitly or implicitly, under the provisions “Payment at Maturity,” “Observation Dates,” “Barrier Levels,” “Threshold Levels,” “Initial Index Values,” “Index Closing Value,” “Relevant Exchange,” “Trading Day,” “Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default” and “Discontinuance of the NASDAQ-100 Index or the Nikkei 225 Index; Alteration of Method of Calculation.”

The Trustee is entitled to conclusively rely upon all calculations and determinations made by the Calculation Agent in accordance with the provisions of the notes.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value of either index or whether a Market Disruption Event has occurred. See “—Discontinuance of the NASDAQ-100 Index or the Nikkei 225 Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event, with respect to the NASDAQ-100 Index or the Nikkei 225 Index, as applicable, means the occurrence or existence of any of the following events:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the NASDAQ-100 Index or of the Nikkei 225 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the NASDAQ-100 Index or of the Nikkei 225 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the NASDAQ-100 Index or the Nikkei 225 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the NASDAQ-100 Index or the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such disrupted index shall be based on a comparison of (x) the portion of the level of the disrupted index attributable to that security relative to (y) the overall level of the disrupted index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self- regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on the NASDAQ-100 Index or the Nikkei 225 Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the NASDAQ-100 Index or the Nikkei 225 Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary securities market on which exchange traded funds related to the NASDAQ-100 Index or the Nikkei 225 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the Calculation Agent and shall be an amount in cash equal to the Stated Principal Amount of the notes plus any applicable interest payment calculated as if the date of acceleration were the final Observation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Miscellaneous

We will, or will cause the Calculation Agent to, deliver any cash due upon any acceleration described above in “—Alternate Exchange Calculation in Case of an Event of Default” to the Trustee for delivery to you.

If the notes are not surrendered for exchange at maturity or upon acceleration, they shall be deemed to be no longer outstanding under, and as defined in, the Indenture (unless we have defaulted in making the payment due at maturity or upon acceleration), except with respect to the holder’s right to receive the payment at maturity as described in “Payment at Maturity” and any cash due upon an event of default acceleration.

The NASDAQ-100 Index

The NASDAQ-100 Index® was developed by The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq® . The NASDAQ- 100 Index is determined and calculated by The Nasdaq and was first published in January 1985. Morgan Stanley obtained all information contained in this prospectus supplement regarding the NASDAQ-100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, The Nasdaq. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the NASDAQ-100 Index. The Nasdaq is under no obligation to continue to publish the NASDAQ-100 Index and may discontinue publication of the NASDAQ-100 Index at any time.

The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on NASDAQ Stock Market LLC. The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index equals the aggregate value of the then-current NASDAQ-100 Index share weights of each of the NASDAQ-100 Index component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market LLC (which may be the official closing price published by The NASDAQ Stock Market LLC), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NASDAQ-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NASDAQ-100 Index reporting purposes.

To be eligible for inclusion in the NASDAQ-100 Index, a security must be traded on the The NASDAQ Stock Market LLC and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have “seasoned” on The NASDAQ Stock Market LLC or another recognized market (generally a company is considered to be seasoned by The Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The NASDAQ Stock Market LLC within the next six months.

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NASDAQ-100 Index effective after the close of trading on the third Friday of the following month.

The securities in the NASDAQ-100 Index are monitored every day by The Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the NASDAQ-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March,

June, September and December. In either case, the NASDAQ- 100 Index share weights for such NASDAQ-100 Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such NASDAQ-100 Index component securities.

Additionally, The Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the NASDAQ-100 Index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the NASDAQ-100 Index.

The NASDAQ-100 Index share weights are also subject, in certain cases, to a rebalancing (see “Rebalancing of the NASDAQ-100 Index for Modified Capitalization-Weighted Methodology” below). Ordinarily, whenever there is a change in the NASDAQ-100 Index share weights or a change in a component security included in the NASDAQ-100 Index, The Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the NASDAQ-100 Index which might otherwise be caused by such change.

Annual Ranking Review. The NASDAQ-100 Index component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the “Annual Ranking Review,” as described below. Securities listed on The NASDAQ Stock Market LLC which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November. NASDAQ-100 Index-eligible securities which are already in the NASDAQ-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the NASDAQ- 100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year’s ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization NASDAQ-100 Index-eligible securities not currently in the NASDAQ-100 Index. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a NASDAQ-100 Index component security is no longer traded on The Nasdaq, or is otherwise determined by The Nasdaq to become ineligible for continued inclusion in the NASDAQ-100 Index, the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index and meeting the NASDAQ- 100 Index eligibility criteria listed above.

Rebalancing of the NASDAQ-100 Index for Modified Capitalization-weighted Methodology. Effective after the close of trading on December 18, 1998, the NASDAQ-100 Index has been calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index by a few large stocks); (3) reduce NASDAQ-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index component securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with The Nasdaq’s quarterly scheduled weight adjustment procedures described above, the NASDAQ-100 Index component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index (i.e., as a 100- stock index, the average percentage weight in the NASDAQ-100 Index is 1.0%).

Such quarterly examination will result in a NASDAQ-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization NASDAQ-100 Index component security must be less than or equal to 24.0% and (2) the “collective weight” of those NASDAQ-100 Index component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, The Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ- 100 Index.

If either one or both of these weight distribution requirements are not met upon quarterly review or The Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest NASDAQ-100 Index component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NASDAQ-100 Index component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those NASDAQ- 100 Index component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NASDAQ-100 Index component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each NASDAQ-100 Index component security are set, the NASDAQ-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the NASDAQ-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the NASDAQ- 100 Index divisor will be made to ensure continuity of the NASDAQ-100 Index. Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index share weights. However, The Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index components. In such instances, The Nasdaq would announce the different basis for rebalancing prior to its implementation.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks. We obtained all information contained in this pricing supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Nikkei. We make no representation or warranty as to the accuracy or completeness of any information relating to the Nikkei 225 Index. Nikkei is under no obligation to continue to publish the Nikkei 225 Index and may discontinue publication of the Nikkei 225 Index at any time.

The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one- third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

•	Financials — Banks, Miscellaneous finance, Securities, Insurance

•	Consumer Goods — Marine products, Food, Retail, Services

•	Materials — Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation equipment, Miscellaneous manufacturing, Real estate

•	Transportation and Utilities — Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Nikkei Divisor”). The Nikkei Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Nikkei Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei

Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Nikkei Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Nikkei Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Nikkei Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Nikkei Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri- Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the Nikkei Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index.

Discontinuance of the NASDAQ-100 Index or the Nikkei 225 Index; Alteration of Method
of Calculation

If The Nasdaq or Nikkei discontinues publication of the NASDAQ-100 Index or the Nikkei 225 Index, respectively, and The Nasdaq, Nikkei or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued NASDAQ-100 Index or the discontinued Nikkei 225 Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of the affected index will be determined by reference to the value of such Successor Index published following the regular official weekday close of trading for the Successor Index on the date that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If The Nasdaq or Nikkei discontinues publication of the NASDAQ-100 Index or Nikkei 225 Index prior to, and such discontinuance is continuing on, any Observation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value of such affected index for such date. The Index Closing Value of such affected index will be computed by the Calculation Agent in accordance with the formula for calculating the NASDAQ-100 Index or Nikkei 225 Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the NASDAQ-100 Index or Nikkei 225 Index, as applicable, without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the NASDAQ-100 Index or Nikkei 225 Index may adversely affect the value of the notes.

If at any time the method of calculating the NASDAQ-100 Index, Nikkei 225 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the NASDAQ-100 Index, Nikkei 225 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the NASDAQ-100 Index, Nikkei 225 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the NASDAQ-100 Index, Nikkei 225 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Values with reference to the NASDAQ-100 Index, Nikkei 225 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the NASDAQ-100 Index, Nikkei 225 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the NASDAQ-100 Index, Nikkei 225 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information

The following tables set forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the NASDAQ-100 Index and the Nikkei 225 Index for each quarter in the period from January 1, 2002 through May 30, 2007. The Index Closing Value of the NASDAQ-100 Index on May 30, 2007 was 1,918.08. The Index Closing Value of the Nikkei 225 Index on May 30, 2007 was 17,588.26. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

The following graphs set forth the historical daily Index Closing Values of the NASDAQ-100 Index and the Nikkei 225 Index, respectively, for the period from January 1, 1997 through May 30, 2007. We obtained the information below from Bloomberg Financial Markets, without independent verification.

The historical values of the NASDAQ-100 Index and the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the NASDAQ-100 Index and the Nikkei 225 Index on any Observation Date.

The Index Closing Value of the NASDAQ-100 Index or the Nikkei 225 Index may decrease and remain at or below the relevant Barrier Level on the Observation Dates so that you will not receive any interest payment on the notes during the term of your investment. We cannot give you any assurance that the values of both the NASDAQ-100 Index and the Nikkei 225 Index will be higher than their respective Barrier Levels but that they will not be equal to or higher than their respective Threshold Levels on Observation Dates so that you will receive a specified interest payment on the notes for any given quarterly period. Your return is linked to the value of the NASDAQ-100 Index and the Nikkei 225 Index on the Observation Dates.

The NASDAQ-100 Index	High	Low	Period End

2002
First Quarter	1,675.03	1,348.25	1,452.81
Second Quarter	1,478.52	1,022.74	1,051.41
Third Quarter	1,060.89	832.52	832.52
Fourth Quarter	1,127.06	804.64	984.36
2003
First Quarter	1,094.87	951.90	1,018.66
Second Quarter	1,247.90	1,022.63	1,201.69
Third Quarter	1,400.13	1,207.28	1,303.70
Fourth Quarter	1,470.37	1,335.34	1,467.92
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter (through
May 30, 2007)	1,918.08	1,773.33	1,918.08

Historical Daily Index Closing Values of the NASDAQ-100 Index

Nikkei 225 Index	High	Low	Period End

2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39

Nikkei 225 Index	High	Low	Period End

Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter (through
May 30, 2007)	17,748.12	17,028.41	17,588.26

Historical Daily Index Closing Values of
the Nikkei 225 Index

The following graph sets forth the historical daily Index Closing Values of the NASDAQ-100 Index and the Nikkei 225 Index on a percentage basis for the period from January 1, 1997 through May 30, 2007. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the indices cannot be taken as an indication of their future performance.

Historical Daily Index Closing Values of
the NASDAQ-100 Index and the Nikkei 225 Index

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries. The Original Issue Price of the notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the first Index Business Day immediately following the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks underlying the NASDAQ-100 Index and the Nikkei 225 Index, in futures or options contracts or exchange traded funds on the NASDAQ-100 Index and the Nikkei 225 Index or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the NASDAQ-100 Index and the Nikkei 225 Index, and therefore effectively increase the level at which the NASDAQ- 100 Index and the Nikkei 225 Index must close on each Observation Date before you would receive a coupon payment on the notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the Observation Dates, by purchasing and selling the stocks underlying the NASDAQ-100 Index and the Nikkei 225 Index, futures or options contracts or exchange traded funds on the NASDAQ-100 Index and the Nikkei 225 Index or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Observation Dates. We cannot give any assurance that our hedging activities will not affect the values of the NASDAQ-100 Index and the Nikkei 225 Index and, therefore, adversely affect the value of the notes or the payment that you will receive over the term of your investment in the notes.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the notes distributed by such dealers. After the initial offering of the notes, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the notes against payment therefor in New York, New York on June     , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or the level of the NASDAQ-100 Index or the Nikkei 225 Index. Specifically, the Agent may sell more notes than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the NASDAQ- 100 Index or the Nikkei 225 Index it does not own, creating a naked short position in the notes or the individual stocks underlying the NASDAQ-100 Index or the Nikkei 225 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the notes or the individual stocks underlying the NASDAQ-100 Index or the Nikkei 225 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the notes or the individual stocks underlying the NASDAQ-100 Index or the Nikkei 225 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, notes or the individual stocks underlying the NASDAQ-100 Index or the Nikkei 225 Index in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market prices or prevent or retard a decline in the market price of the notes. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the notes in the offering, if within 30 days of the offering the Agent repurchases previously distributed notes in transactions to cover short positions or to stabilize the price of the notes or otherwise. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between The Nasdaq
Stock Market, Inc. and Morgan Stanley

The Nasdaq and Morgan Stanley have entered into a non- exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the NASDAQ-100 Index, which is owned and published by The Nasdaq, in connection with securities, including the notes.

The license agreement between The Nasdaq and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The Nasdaq (including its affiliates) (The Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the NASDAQ-100® , NASDAQ-100 Index® and Nasdaq® trademarks or service marks and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by The Nasdaq without regard to the Licensee or the notes. The Nasdaq has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NASDAQ-100 Index® . The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Nasdaq® ,” “NASDAQ-100® ” and “NASDAQ-100 Index® ” are trademarks of The Nasdaq and have been licensed for use by Morgan Stanley. The notes have not been passed on by the

Corporations as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

License Agreement between Nikkei Digital
Media, Inc. and Morgan Stanley

As of the Original Issue Date, we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the notes. Nikkei, the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the return on your investment.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so- called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

Although the U.S. federal income tax treatment of an investment in the notes is uncertain, we intend to treat the notes as variable rate debt instruments for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes.” In summary, under this treatment each interest payment on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than amounts attributable to accrued interest, which will be treated as such) and the U.S. Holder’s tax basis in the notes. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of disposition.

However, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a note under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the notes, a U.S. Holder would be required to accrue original issue discount on the notes every year based on a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

If you are a non-U.S. investor, please refer to the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.